EXHIBIT 10


             IBM EXTENDED TAX DEFERRED SAVINGS PLAN

          Amended and Restated Effective January 1, 1996





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                    INTRODUCTION

The IBM Extended Tax Deferred Savings Plan has been authorized by the Board of Directors of International Business Machines to be applicable effective on and after January 1, 1995. The Plan has been amended effective January 1, 1996 by the Executive Compensation and Management Resources Committee and is restated as amended herein. The purpose of this Plan is to attract and retain executives by providing a means for making compensation deferrals and matching company contributions for those employees eligible to participate in the International Business Machines Tax Deferred Savings Plan with respect to whom compensation deferrals and company contributions under the TDSP are or would be limited by application of the limitations imposed on qualified plans by Sections 401(a)(17), 401(a)(30), and 415 of the Internal Revenue Code.

This Plan is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees under Sections 201(2), 301(a)(2), 401(a)(1), and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended. All benefits payable under the Plan shall be paid out of the general assets of the Company.




























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                 IBM EXTENDED TAX DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS Page 1

ARTICLE 2. PARTICIPATION Page 4
     2.01 Eligibility Page 4
     2.02 Participation Page 4

ARTICLE 3. CONTRIBUTIONS Page 5
     3.01 Amount of Deferral Contributions Page 5
     3.02 Matching Contributions Page 5
     3.03 Additional Company Contributions Page 5
     3.04 Investment of Accounts Page 6
     3.05 Vesting of Accounts Page 6
     3.06 Individual Accounts Page 6

ARTICLE 4. INVESTMENT OF DEFERRALS AND DEFERRAL ACCOUNTS Page 7
     4.01 Deemed TDSP Investments; Participant Control Page 7
     4.02 Change of Investment Selection on Future Deferrals
          Page 8
     4.03 Change of Investment Selection on Existing Deferral
          Accounts Page 8

ARTICLE 5. PAYMENT OF ACCOUNTS Page 9
     5.01 Commencement of Deferral Payments Page 9
     5.02 Method of Payment Page 9
     5.03 Designation of Beneficiary Page 9


ARTICLE 6. GENERAL PROVISIONS Page 11
     6.01 Funding Page 11
     6.02 No Contract of Employment Page 11
     6.03 Facility of Payment Page 12
     6.04 Withholding Taxes Page 12
     6.05 Nonalienation Page 12
     6.06 Administration Page 12
     6.07 Construction Page 13

ARTICLE 7. MANAGEMENT AND ADMINISTRATION Page 14
     7.01 Amendment or Termination Page 14
     7.02 Responsibilities Page 14

ARTICLE 8. CLAIMS PROCEDURE Page 16








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ARTICLE 1.  DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is required by the context:

1.01 "Accounts" shall mean the Company Account and the Deferral
     Account.

1.02 "Beneficiary" shall mean a person other than a Participant who is designated by a Participant or by the terms of the Plan to receive a benefit under the Plan by reason of the death of the Participant.

1.03 "Board" shall mean the Board of Directors of IBM.

1.04 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

1.05 "Committee" shall mean the Executive Compensation and Management Resources Committee appointed by the Board.

1.06 "Company" shall mean International Business Machines Corporation ("IBM"), a New York corporation having its principal place of business at Armonk, New York, and its Domestic Subsidiaries, excluding Foreign Branches of the Company except as may be otherwise provided in these Articles.

1.07 "Company Account" shall mean, with respect to a Participant, all amounts credited to the Participant under Articles 3.02 and 3.03, and earnings, gains, or losses on those amounts pursuant to Article 3.04.

1.08 "Company Contributions" shall mean the amount credited to a Participant under Articles 3.02 and 3.03.

1.09 "Compensation" shall mean the Participant's salary and annual incentive payment for a calendar year which would be payable to a Participant for services rendered to the Company after the Participant is no longer able to actively participate in the TDSP (or would have been unable to actively participate in the TDSP if the Participant was not an active participant in the TDSP) during the calendar year by reason of Code Section 401(a)(17) or Code Section 401(a)(30). A Participant's Compensation will be determined without regard to a Participant's election to make compensation reduction contributions under the TDSP (or under a cafeteria plan pursuant to Code Section 125) or to make Deferrals under this Plan.


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1.10 "DCP Participant" shall mean a Participant who, for a
     calendar year, was offered the opportunity by the Company to defer up to 100% of his or her annual incentive payment payable for that calendar year.

1.11 "Deferral Account" shall mean, with respect to a Participant, the Participant's account balance under the Deferred Compensation Plan that has been transferred to this Plan, all amounts credited to a Participant under
     Article 3.01 and earnings, gains, or losses on those amounts pursuant to Article 3.04.

1.12 "Deferral Election Agreement" shall mean the agreement entered into by the Participant pursuant to Article 2.02 under which he or she elects to defer a portion of his or her Compensation under this Plan.

1.13 "Deferrals" shall mean the amount credited to a Participant under Article 3.01.

1.14 "Deferred Compensation Plan" shall mean the incentive compensation deferral program established by IBM in November 1993.

1.15 "Domestic Subsidiary" shall mean a Subsidiary organized and existing under the laws of the United States or any state, territory, or possession thereof; provided however, that the Plan shall not be deemed to cover the employees of any Domestic Subsidiary unless authorized by the Company's chief human resources officer.

1.16 "ERISA" shall mean the Employee Retirement Income Security
     Act of 1974, as amended from time to time.

1.17 "Effective Date" shall mean January 1, 1995.

1.18 "Eligible Employee" shall mean, for a calendar year, a domestic executive employee of the Company who is eligible for the IBM Retirement Plan and who (a) has an annual rate of salary and annual incentive payment which is expected to exceed $150,000, as provided in Article 2.01, or such other amount as determined by the chief human resources officer of the Company in his or her sole discretion, or
     (b) is a member of the Company's Senior Management Group as determined by the chief human resources officer of the Company in the relevant year.

1.19 "IBM" shall mean International Business Machines
     Corporation, any predecessor, or any successor by merger, purchase, or otherwise.

1.20 "Participant" shall mean each Eligible Employee who has made the election described in Article 2.02(a), is credited with an amount under Article 3.03, or whose

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     account balance under the Deferred Compensation Plan has
     been transferred to the employee's Deferral Account under this Plan.

1.21 "Plan" shall mean this IBM Extended Tax Deferred Savings
     Plan, as now in effect or as hereafter amended.

1.22 "Plan Administrator" shall mean a person or a committee appointed pursuant to Article 7 which shall be responsible for reporting, recordkeeping, and related administrative requirements. If appointed as a committee, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee's duties. As of the Effective Date, the Director of Executive Compensation has been appointed as the Plan Administrator.

1.23 "Plan Year" shall mean the calendar year with the first
     Plan Year commencing on January 1, 1995.

1.24 "Subsidiary" shall mean a corporation or other form of business organization the majority interest of which is owned, directly or indirectly, by the Company.

1.25 "TDSP" shall mean the International Business Machines Tax
     Deferred Savings Plan, established by the Company by resolution of its Retirement Plans Committee, effective
     July 1, 1983, as amended from time to time.


ARTICLE 2.  PARTICIPATION

2.01 Eligibility

     Eligibility is limited to US executive level Eligible Employees of IBM and selected Domestic Subsidiaries whose rate of annual Compensation (defined as salary and annual incentive rate) is $150,000 as of November 1 of the calendar year prior to the calendar year in which the deferral would be effective (adjusted periodically based on industry trends and government guidelines) or who are members of the Company's Senior Management Group regardless of rate of annual Compensation. For this purpose, the defining of "selected Domestic Subsidiaries", the "executive level" and "Senior Management Group", as well as the ability to change the rate of annual Compensation threshold are delegated to the chief human resources officer of the Company in his or her sole discretion and are subject to change. The Committee shall notify employees of their eligibility for participation in the Plan as soon as practicable after the chief human resources officer has made its determination that such employees qualify as Eligible Employees for a calendar year.

2.02 Participation

 (a) No later than one month before the first day of the calendar year during which an Eligible Employee desires to have contributions credited on his or her behalf pursuant to Article 3.01, an Eligible Employee must execute a Deferral Election Agreement authorizing Deferrals under this Plan for such year in accordance with the provisions of Article 3.01.

 (b) If an Eligible Employee becomes an employee of the Company during a calendar year, he or she may execute a Deferral Election Agreement as soon as practical after his or her date of hire. The Deferral Election Agreement shall apply to Compensation earned by the Eligible Employee in the payroll periods beginning after such agreement is submitted to the Committee.

 (c) Each Deferral Election Agreement under the Plan shall be irrevocable for the calendar year to which it relates.

 (d) Irrespective of whether an employee has made the election described above, any employee who has been selected by the Committee to have Company Contributions credited on his or her behalf pursuant to Article 3.03 shall be a Participant.

 (e) As a condition to participation in the Plan, a Participant may also be required by the Committee to provide such other information as the Committee may deem necessary to properly administer the Plan.


ARTICLE 3.  CONTRIBUTIONS

3.01 Amount of Deferral Contributions

     For each payroll period that an Eligible Employee has Compensation beginning on or after the effective date of an Eligible Employee's Deferral Election Agreement, his or her Deferral Account shall be credited with an amount of Deferrals. The amount of Deferrals shall be equal to the designated percentage of Compensation elected by the Participant in his or her Deferral Election Agreement. Under the Deferral Election Agreement, the Eligible Employee may elect to forego receipt of amounts equivalent to 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, or 12% of
     the Employee's Compensation for each pay period during which the election is in effect, and in the event an Eligible Employee is a DCP Participant for the calendar year, he or she may defer up to 100% of his or her annual incentive payment for the calendar year. In addition, any corporate officer who is subject to 162(m) of the Internal Revenue Code may defer up to 100% of his or her salary.


     Deferrals shall be made under this Article 3.01 shall commence for payroll periods for a calendar year at such time as the Participant may no longer actively participate in the TDSP for the calendar year (or would have been unable to actively participate in the TDSP if the Participant was an active participant in the TDSP for the calendar year) by reason of Code Section 401(a)(17) or Code Section 401(a)(30) and has Compensation. No Deferrals may be made hereunder prior to such time, except for the deferral of a DCP Participant's annual incentive payment.

3.02 Matching Contributions

     The amount of Company Matching Contributions credited to a Participant for each payroll period shall be equal to 50% of the Participant's Deferrals for the payroll period; provided however, that no Company Matching Contributions will be made for a Participant's Deferrals in excess of 6% of the Participant's Compensation for that payroll period. Company Matching Contributions will be made in units of IBM Stock with no right to transfer such units, except as otherwise provided in this Plan.

3.03 Additional Company Contributions

     IBM may cause the Committee to credit on behalf of any Participant or any Eligible Employee who is not otherwise a Participant for a particular calendar year an additional amount of Company Matching Contributions or other Company Contributions, which will be made only in units of IBM Stock with no right to transfer such units, except as otherwise provided in this Plan.

3.04 Investment of Accounts

     A Participant's Deferral Account shall be treated as if the Participant had invested it in certain TDSP Investment Funds in accordance with Article 4. A Participant's Company Account shall be treated as if it had been invested in the IBM Stock Fund under the TDSP; provided however, that in the event a Participant retires from the Company and does not elect to have the entire amount of his or her Accounts then paid to him or her, any amounts credited to the Participant's Company Account after retirement will be treated as if they were transferred to the Participant's Deferral Account for purposes of this
     Article 3.04 and Article 4.

3.05 Vesting of Accounts

     A Participant always shall be fully vested in his or her Accounts.

3.06 Individual Accounts

     The Committee shall maintain, or cause to be maintained, records showing the individual balances of each Participant's Accounts. Periodically, each Participant shall be furnished with a statement setting forth the value of his or her Accounts.


ARTICLE 4.  INVESTMENT OF DEFERRALS AND DEFERRAL ACCOUNTS

4.01 Deemed TDSP Investments; Participant Control

     A Participant shall designate the proportions in which his or her Deferrals shall be treated as if they had been allocated among certain Investment Funds under the TDSP.
     Those Investment Funds are:

     (a)  The Fixed Income Fund

          This fund's objective is to preserve principal (the amount invested) and to provide a relatively stable rate of interest. Under TDSP, the fund invests in interest-bearing instruments, including contracts with highly rated insurance companies, banks, and other financial institutions.

     (b)  The Large Company Index Fund

          This fund is for investors seeking long-term growth of capital by achieving a market rate of return from a diversified group of large-and medium-sized company common stocks in the United States. Under TDSP, the fund invests in a broad range of common stocks to produce investment results approximating the price and yield performance of Standard& Poor's 500 Index.

     (c)  The Small Company Stock Fund

          Investors who would like to pursue long-term capital growth from a diversified group of small- and medium-sized company common stocks in the United States may want to consider this fund. Under TDSP, the fund seeks to produce results that substantially duplicate the price and yield performance of small- and medium-sized company stocks generally not represented in the Standard& Poor's 500 Index.

     (d)  The International Stock Fund

          This fund is for aggressive investors seeking long-term capital appreciation and diversification through investments in stocks based outside of the United States. Under TDSP, the fund invests in equity market investments outside North America, based on the Morgan Stanley Capital International Europe, Australia, and Far East (EAFE) Index, with a modified country weighting that limits investments in securities of any one country to approximately 25% of the fund.

     (e)  The IBM Stock Fund

          The IBM Stock Fund will appeal to aggressive
          investors looking for capital appreciation from a single stock investment. The objective of the fund is participation in IBM's future stock performance. IBM corporate officers who elect this investment are subject to such restrictions which are necessary for compliance with securities laws, including the requirement that any investment in this fund by an officer subject to Section 16(b) of the Securities Exchange Act of 1934 cannot be transferred out of this fund until after employment has terminated.
              .

     The Committee may, in its discretion (which discretion may be delegated to the Treasurer or other executive officer of IBM), from time to time make additional TDSP Investment Funds available as an investment measure under this Plan and may determine that any TDSP Investment Fund, including any of the Funds described above, may be terminated as an investment measure under this Plan.

     A Participant may elect to invest his or her Deferrals entirely in any one of the funds or may elect any combination in 5% multiples.

4.02 Change of Investment Selection on Future Deferrals

     A Participant may elect to change his or her investment selection for future Deferrals once per month. The
     Participant must make this election in the manner prescribed by the Committee.

4.03 Change of Investment Selection on Existing Deferral
     Accounts

     With regard to a Participant's existing Deferral Account balance, a Participant may elect to transfer balances among the Investment Funds once per month; provided however, that the portion of the Deferral Account of a Company officer that is allocated to the IBM Stock Fund may not be transferred to another Investment Fund while the officer remains in Company employment. Any permissible transfers, if among more than one Investment Fund, must be made in 5% multiples. The Participant must make this election in the manner prescribed by the Committee, and the Committee may impose such additional rules and limitations upon transfers between Investment Funds as the Committee may consider necessary or appropriate.


    ARTICLE 5.  PAYMENT OF ACCOUNTS

5.01 Commencement of Deferral Payments

     A Participant shall be entitled to receive payment of his or her Accounts upon the Participant's (1) termination of employment from the Company for any reason other than retirement from the Company or (2) retirement from the Company with a balance of less than $25,000 in his or her Accounts. Any other Participant who is a DCP Participant and who has a termination of employment from the Company while a DCP Participant or any other Participant who retires from the Company shall be entitled to receive payment of his or her Accounts during the January following the calendar year during which the Participant had a termination of employment from the Company.

5.02 Method of Payment

     Payment of Accounts shall be made in a single lump sum payment. Notwithstanding the foregoing, a Participant with a balance of at least $25,000 in his or her Accounts who retires from the Company may elect to receive (1) a lump sum payment upon his or her termination of employment from the Company or (2) up to ten ratable annual installment payments of the balance in his or her Accounts commencing during the January following the calendar year during which the Participant had a termination of employment from the Company. For this election to be effective, at least one full calendar year must pass between the calendar year the Participant makes the election and the calendar year the Participant has a termination of employment from the Company. The Participant must make this election in the manner prescribed by the Committee.

     Upon application of a Participant, the Committee may authorize earlier payment to the Participant after termination of employment with the Company of an amount reasonably needed to satisfy the emergency need caused by an unforeseeable emergency that causes severe financial hardship to the Participant. If a Participant dies before payment of the entire balance of his or her Accounts, an amount equal to the unpaid portion thereof as of the date of his or her death shall be payable in one lump sum to his or her Beneficiary.

5.03 Designation of Beneficiary

     Each Participant's Beneficiary under this Plan shall automatically be the person or persons designated as the Participant's beneficiary under the TDSP even if such designation is found to be invalid under the provisions of ERISA or the Code. Such Beneficiary shall be entitled to receive the lump sum amount, if any, payable under the Plan upon the Participant's death pursuant to this Article
     5.03 (except if that Participant was a DCP Participant and had made an election pursuant to Article 5.02); provided however, that the beneficiary is alive at the time of the Participant's death. If no such Beneficiary designation is in effect at the time of the Participant's death, or if no designated Beneficiary survives the Participant, the Participant's Beneficiary shall be deemed to be the Participant's beneficiary under IBM's Group Life Insurance Plan.


ARTICLE 6.  GENERAL PROVISIONS

6.01 Funding

 (a) All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid by a grantor trust established pursuant to paragraph(b) below. In the sole discretion of the Committee, a Participant's Accounts may be reduced to reflect allocable administrative expense.

 (b) IBM may, for administrative reasons, establish a grantor trust for the benefit of Participants participating in the Plan. The assets of said trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

     (i) The creation of said trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of the Employee Retirement Income Security Act of
          1974, as amended;

     (ii) The Company shall be treated as "grantor" of said trust for purposes of Section 677 of the Code; and

     (iii) Said trust agreement shall provide that its assets may be used to satisfy claims of the Company's general creditors in the event of its insolvency, and the rights of such general creditors are enforceable by them under federal and state law.

 (c) Neither the Company nor the Committee guarantees the investment alternatives available under the Plan in any manner against loss or depreciation.

6.02 No Contract of Employment

     Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan. Nothing appearing in or done pursuant to the Plan shall be held or construed to create a contract of employment with the Company, to obligate the Company to continue the services of any Employee, or to affect or modify any Employee's terms of employment in any way or to give any person any legal or equitable right or interest in the Plan or any part thereof or distribution therefrom or against the Company except as expressly provided herein.

6.03 Facility of Payment

     In the event the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive benefits under the Plan is incompetent to care for his or her affairs and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee, or other legal representative) may be made to the spouse, parent, brother or sister, or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor's share of benefits payable under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

     The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of benefits in such situation. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this
     Article 6 shall be a complete discharge or any obligation arising under the Plan with respect to such benefit payments.

6.04 Withholding Taxes

     The Plan Administrator shall have the right to withhold all applicable taxes or other payments from benefits hereunder and to report information to government agencies when required to do so by law.

6.05 Nonalienation

     No benefits payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy, or like encumbrance. No benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to benefits under the Plan.

6.06 Administration

     All decisions, determinations, or interpretations the Board, the Committee, the Plan Administrator, the Company or any member, officer or employee thereof are authorized to make under the Plan (including the delegation of any authority hereunder to another party) shall be made in that party's sole discretion and shall be final, binding, and conclusive on all interested persons.

6.07 Construction

     The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees, and all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York to the extent not governed by the Employee Retirement Income Security Act of 1974, as amended.


ARTICLE 7.  MANAGEMENT AND ADMINISTRATION

7.01 Amendment or Termination

     This Plan may be amended from time to time for any purpose permitted by law or terminated at any time by written resolution of the Board or the Committee, but only if the Committee's action is not materially inconsistent with a prior action of the Board.

     The authority to amend or terminate the Plan shall include the authority to amend the procedure for amending or terminating the Plan and the authority to amend or terminate any related instrument or agreement.

7.02 Responsibilities

(a) The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated:

     (i)  the Board,
     (ii) the Committee,
     (iii) the chief human resources officer, and
     (iv) the Plan Administrator and each person on any committee serving as the Plan Administrator.

     Each person or group of persons shall be responsible for discharging only the duties assigned to it by the terms of the Plan.

(b) The Board shall be responsible only for designating those persons who will serve on the Committee and for approval of any resolution to amend or terminate the Plan.

(c) The Committee may, pursuant to a duly adopted resolution, delegate to the chief financial officer or the chief human resources officer, the Treasurer, the Plan Administrator or any other officer or employee of IBM, authority to carry out any decision, directive, or resolution of the Committee.

(d) The Committee shall appoint one or more executives employed by IBM to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator. In the sole discretion of the Plan Administrator, the Plan Administrator shall have the full power and authority to:

     (i) promulgate and enforce such rules and regulations as shall be deemed be necessary or appropriate for the administration of the Plan;
     (ii) adopt any amendments to the Plan that are required by law;
     (iii) interpret the Plan consistent with the terms and intent thereof;
          and
     (iv) resolve any possible ambiguities, inconsistencies, and omissions.

     All such determinations and interpretations shall be in accordance with the terms and intent of the Plan, and the Plan Administrator shall report such actions to the Committee on a regular basis. Additionally, the chief human resources officer shall appoint and designate such other IBM employees as may be needed to provide adequate staff services to the Committee and the Plan Administrator.

(e) The Committee and the Plan Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist them in fulfilling their responsibilities under the Plan. The Committee, the Plan Administrator, and their delegates and assistants will be entitled to act on the basis of all tables, valuations, certificates, opinions, and reports furnished by such professional personnel.


ARTICLE 8.  CLAIMS PROCEDURE

IBM's Executive Compensation Department is responsible for advising Participants and Beneficiaries of their benefits under the Plan. In the event a Participant or Beneficiary believes he or she is entitled to benefits and has not received them, the Participant or Beneficiary must submit a claim to the Director of Executive Compensation, IBM Corporation, Old Orchard Road, Armonk, New York 10504. A written decision setting forth its conclusions will be furnished by the Plan Administrator to the Participant or Beneficiary within 60 days after the request for review is received. Failure of the Plan Administrator to follow this procedure shall not, in and of itself, give rise to a cause of action for benefits hereunder.